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                                                                         10.2(q)


May 14, 2001

Mr. Peter Moritz
111 Sutter Street
San Francisco, CA  94104



Dear Peter:

The following outlines the terms of your employment with Modem Media in your new role in East Norwalk beginning on or before June 20, 2001.


 .   Your title will be Vice President, Business Development, reporting to Bob
    Allen. A description of the roles and responsibilities of this position will be forthcoming under separate cover no later than your start date of June 20, 2001.

 .   Your base salary for this assignment will remain at your current rate of
    $235,000.00 annually. You will be eligible to receive an annual bonus the details of which will be outlined in a new incentive compensation bonus scheme. You will participate in the Performance Management Planning process, scheduled for July 1, 2001.

 .   You will receive reimbursement for relocation expenses to a maximum of
    $20,000.00. Please see the attached documentation on what is reasonable and customary. You will be reimbursed for expenses upon receipt of an expense report outlining expenses incurred with receipts. Some of these expenses may be taxable income to you if they do not qualify as expenses non-taxable relocation expenses as outlined as per IRS regulations. Those expenses would then be grossed-up and recognized as ordinary income on your W-2 earnings statement for 2001.

Peter, if you have any questions, please give me a call.

Best Regards,

/s/ Rose Zory
    Senior Director, Human Resources

Accepted By:/s/ Peter Moritz